Exhibit 4.10

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

WARRANT TO PURCHASE PREFERRED STOCK

Issuer:	RUBICON TECHNOLOGY, INC., a Delaware corporation
Number of Shares:	(As determined in Section 1 below)
Class of Stock:	Series B Preferred Stock, $ .001 par value
Exercise Price:	$.56 per Share
Issue Date:	July 28, 2003
Expiration Date:	The later to occur of (i) the tenth anniversary of the Issue Date or (ii) the fifth anniversary of the closing of the first public offering of the Company’s Common Stock effected pursuant to a Registration Statement on Form S-1 (or its successor) filed under the Securities Act of 1933, as amended (the “Act”) under terms and conditions that require automatic conversion of the Series A Preferred Stock into Common Stock.

THIS WARRANT CERTIFIES THAT, for the agreed upon value of $1.00 and for other good and valuable consideration, including the execution and delivery of that certain Master Lease Agreement dated as of July 28, 2003 (the “Lease”), this Warrant is issued to ATEL VENTURES, INC. and/or its assignees/nominees (“Holder”) by RUBICON TECHNOLOGY, INC., a Delaware corporation (the “Company”).

1. ISSUANCE.

Subject to the terms and conditions hereinafter set forth, the Holder is entitled upon surrender of this Warrant and the duly executed subscription form annexed hereto as Appendix 1, at the office of the Company, 9931 West Franklin Avenue, Franklin Park, Illinois 60131, or such other office as the Company shall notify the Holder of in writing, to purchase from the Company up to 64,285 shares of fully paid and non-assessable shares (the “Shares”) of the Company’s Series B Preferred Stock, $.001 par value per share (“Preferred Stock”), at a purchase price per Share of Fifty-six cents ($.56) (the “Exercise Price”), provided that the number of Shares purchasable hereunder shall be increased by the Additional Number, as defined herein, without any action by the Company or Holder, as of the date (“Share Increase Date”) that Holder makes available to the Company an additional $400,000 under the Lease Line as defined in the Lease. The “Additional Number” is 42,857; if any adjustments to the Initial Number have occurred on or prior to the Share Increase Date pursuant to Article 3 hereto, then the Additional Number shall be correspondingly adjusted, as though the Holder could have acquired the Additional Number of shares of Common Stock commencing on the Issue Date set forth above. This Warrant may be exercised in whole or in part at any time and from time to time until 5:00 PM, Pacific time, on the Expiration Date set forth above, and shall be void thereafter. Until such time as this Warrant is exercised in full or expires, the Exercise Price and the Shares are subject to adjustment from time to time as hereinafter provided.

2. EXERCISE

(a) Method of Exercise. Holder may exercise this Warrant by delivering this Warrant together with a duly executed Notice of Exercise in substantially the form attached as Appendix 1 hereto to the principal office of the Company. Unless Holder is exercising the conversion right set forth in Section 2(b), Holder shall also deliver to the Company a check for the aggregate Exercise Price for the Shares being purchased.

(b) Conversion Right. In lieu of exercising this Warrant as specified in Section 2(a), Holder may from time to time convert this Warrant, in whole or in part, into a number of Shares determined as follows:

X = Y(A-B)

            A

where:

X	=	the number of Shares to be issued to the Holder.

Y	=	the number of Shares with respect to which this Warrant is being exercised.

A	=	the Fair Market Value (as determined pursuant to Section 2(c) below) of one Share.

B	=	the Exercise Price.

(c) Fair Market Value.

(i) If shares of Common Stock are traded on a nationally recognized securities exchange or over the counter market, the fair market value of one Share shall be the average closing price of a share of Common Stock over the five day trading period immediately preceding the date of Holder’s Notice of Exercise to the Company (or such lesser number of trading days as the stock has been publicly traded). Notwithstanding the foregoing, in the event the Warrant is exercised in connection with the Company’s initial public offering of Common Stock, the fair market value per Share shall be the product of (i) the per share offering price to the public of the Company’s initial public offering, and (ii) the number of shares of Common Stock into which each Share of Preferred Stock is convertible at the time of exercise.

(ii) If shares of Common Stock are not traded on a nationally recognized securities exchange or over the counter market, the Board of Directors of the Company shall determine the fair market value of a share of Common Stock in its reasonable good faith judgment. The foregoing notwithstanding, if Holder advises the Board of Directors in writing that Holder disagrees with such determination, then the Company and Holder shall promptly agree upon a reputable investment banking firm to undertake such valuation. If the valuation of such investment banking firm is greater than that determined by the Board of Directors by five percent (5%) or more, then all fees and expenses of such investment banking firm shall be paid by the Company. In all other circumstances, such fees and expenses shall be paid by Holder. The determination of any such investment banking firm shall be conclusive in any event.

(d) Delivery of Certificate and New Warrant. Promptly after Holder exercises or converts this Warrant, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised or converted and has not expired, a new Warrant representing the right to purchase the Shares not so acquired.

(e) Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

(f) Assumption on Sale, Merger, or Consolidation of the Company.

(i) “Acquisition”. For the purpose of this Warrant, “Acquisition” means any sale, transfer, exclusive license, or other disposition of all or substantially all of the assets of the Company, or any acquisition, reorganization, consolidation or merger of the Company where the holders of the Company’s outstanding voting equity securities immediately prior to the transaction beneficially own less than 50.01% of the outstanding voting equity securities of the surviving or successor entity immediately following the transaction.

(ii) Assumption of Warrant. Upon the closing of any Acquisition and as a condition precedent thereto, the successor or surviving entity shall assume the obligations of this Warrant, and this Warrant shall be exercisable for the same securities and property as would be payable for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing. The Exercise Price shall be adjusted accordingly, and the Exercise Price and number and class of Shares shall continue to be subject to adjustment from time to time in accordance with the provisions hereof.

(g) Conversion or Redemption of Preferred Stock. Should all of the Company’s Preferred Stock be, or if outstanding would be, at any time prior to the expiration of the Warrant or any portion thereof, redeemed or converted into shares of the Company’s Common Stock in accordance with Section 4.2.5 and 4.2.7 of the Charter, as hereinafter defined, then this Warrant shall become immediately exercisable prior to such event for that number of shares of the Common Stock that would have been received if this Warrant had been exercised in full and the Preferred Stock received thereupon had been simultaneously converted immediately prior to such event, and the Exercise Price shall immediately be adjusted to equal the quotient obtained by dividing (x) the aggregate Exercise Price of the maximum number of shares of Preferred Stock for which this Warrant was exercisable immediately prior to such conversion or redemption, by (y) the number of shares of Common Stock for which this Warrant is exercisable immediately after such conversion or redemption. For purposes of the forgoing, the “Charter” shall mean the Company’s Fourth Amended and Restated Certificate of Incorporation as amended and /or restated and effective immediately prior to the redemption or conversion of all of the Company’s Preferred Stock.

3. ADJUSTMENTS.

(a) Stock Dividends, Splits, Etc. If the Company declares or pays a dividend on the outstanding shares of Preferred Stock, payable in Common Stock or other securities, or subdivides the outstanding Preferred Stock into a greater amount of Preferred Stock, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend or subdivision occurred. If the outstanding Preferred Stock is subdivided into a greater number of shares, the Exercise Price shall be proportionately decreased and the number of Shares shall be proportionately increased.

(b) Reclassification, Exchange or Substitution. Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. The Company or its successor shall promptly issue to Holder a new Warrant for such new securities or other property. The new Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 3 including, without limitation, adjustments to the Exercise Price and to the number of securities or property issuable upon exercise of the new Warrant. The provisions of this Section 3(b) shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

(c) Adjustments for Combinations, Etc. If the outstanding shares of Common Stock are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Exercise Price shall be proportionately increased and the number of Shares shall be proportionately decreased.

(d) No Impairment. The Company shall not, by amendment of its Certificate of Incorporation or by-laws, or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out of all the provisions of this Section 3 and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Article against impairment.

(e) Fractional Shares. No fractional Shares shall be issuable upon exercise or conversion of the Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional Share interest arises upon any exercise or conversion of this Warrant, the Company shall eliminate such fractional Share interest by paying Holder an amount computed by multiplying such fractional interest by the Fair Market Value (determined in accordance with Section 2(c) above) of one Share.

(f) Certificate as to Adjustments. Upon each adjustment of the Exercise Price, number of Shares or class of security for which this Warrant is exercisable, the Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate of its chief financial officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Exercise Price, number of Shares class of security for which this Warrant is exercisable in effect upon the date thereof and the series of adjustments leading to such Exercise Price, number of Shares and class of security.

(g) Issuance of Additional Shares. In the event that the Company shall issue shares of its capital stock at a price less than the Exercise Price after the date hereof, the price at which the Shares may be converted into the Company’s Common Stock shall be subject to the adjustment provided in the Company’s Charter.

4. REPRESENTATIONS AND COVENANTS OF THE COMPANY.

(a) Representations and Warranties. The Company hereby represents and warrants to Holder as follows:

(i) All Shares which may be issued upon the due exercise of this Warrant shall, upon issuance in accordance with the terms hereof, be duly authorized, validly issued, fully paid and non-assessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

(ii) Appendix 2 sets forth all of the outstanding shares of common stock and preferred stock and outstanding options, warrants, convertible securities, convertible debentures, and rights to acquire, subscribe for, and/or purchase any Common Stock, preferred stock and/or other capital stock of the Company or any securities or debentures convertible into or exchangeable for Common Stock, preferred stock and/or other capital stock of the Company.

(iii) The Company covenants that it shall at all times cause to be reserved and kept available out of its authorized and unissued shares such number of shares of its Preferred Stock and other securities as will be sufficient to permit the exercise in full of this Warrant and the conversion or exchange of such Preferred Stock into or for such other securities.

(iv) The execution and delivery by the Company of this Warrant and the performance of all obligations of the Company hereunder, including the issuance to Holder of the right to acquire the shares of Preferred Stock, have been duly authorized by all necessary corporate action on the part of the Company, this Warrant is not inconsistent with the Company’s Charter or By-laws, does not contravene any law or governmental rule, regulation or order applicable to it, does not and will not contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument to which it is a party or by which it is bound, and this Warrant Agreement constitutes a legal, valid and binding agreement of the Company, enforceable in accordance with its terms.

(v) No consent or approval of, giving of notice to, registration with, or taking of any other action in respect of any state, Federal or other governmental authority or agency is required with respect to the execution, delivery and performance by the Company of its obligations under this Warrant, except for the filing of notices pursuant to Regulation D under the 1933 Act and any filing required by applicable state securities law, which filings will be effective by the time required thereby.

(b) Notice of Certain Events. If the Company proposes at any time (a) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to offer for subscription pro rata to the holders of Common Stock any additional shares of stock of any class or series or other rights; (c) to effect any reclassification or recapitalization of its Common Stock; (d) to merge or consolidate with or into any other corporation, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; or (e) offer holders of registration rights the opportunity to participate in an underwritten public offering of the company’s securities for cash, then, in connection with each such event, the Company shall give Holder (1) 15 days (or such shorter period as is reasonable under the circumstances) prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of securities of the Company shall be entitled to receive such dividend, distribution or rights) or for determining rights to vote, if any, in respect of the matters referred to in (c) and (d) above; (2) in the case of the matters referred to in (c) and (d) above 15 days (or such shorter period as is reasonable under the circumstances) prior written notice of the date when the same will take place (and specifying the date on which the holders of securities of the Company will be entitled to exchange their securities of the Company for securities or other property deliverable upon the occurrence of such event); and (3) in the case of the matter referred to in (e) above, the same notice as is given to the holders of such registration rights.

(c) Information Rights. So long as the Holder holds this Warrant and/or no less than 20,000 Shares, the Company shall deliver to the Holder (a) promptly after mailing, copies of all notices or other written communications to the shareholders of the Company, (b) within one-hundred and twenty (120) days after the end of each fiscal year of the Company, the annual audited financial statements of the Company certified by independent public accountants of recognized standing and (c) such other financial statements required under and in accordance with any loan documents between Holder and the Company or if there are no such requirements (or if the subject loan(s) no longer are outstanding), then within forty-five (45) days after the end of each of the first three quarters of each fiscal year, the Company’s quarterly, unaudited financial statements.

(d) Registration Under Securities Act of 1933, as amended. The Shares shall have “piggyback” registration rights as provided for in that certain Amended and Restated Registration Rights Agreement dated as of May 22, 2002 (“Registration Rights Agreement”). The Company agrees that Holder is a Holder of Common Stock Equivalents under the Registration Rights Agreement, which Common Stock Equivalents shall convert into shares of Common Stock which, in turn shall be “Registrable Stock” as defined in the Registration Rights Agreement. Company agrees that Holder’s registration rights are pari-pasu to the rights of the other Holders of Registrable Stock. Holder agrees to be bound by the terms and conditions of the Registration Rights Agreement. The Company represents and warrants to Holder that the Company’s execution, delivery and performance of such Registration Rights Agreement (a) has been duly authorized by all necessary corporate action of the Company’s Board of Directors and shareholders, (b) does not and will not violate the Company’s Charter or By-laws, each as amended, (c) does not and will not violate or cause a breach or default (or an event which with the passage of time or the giving of notice or both, would constitute a breach or default) under any agreement, instrument, mortgage, deed of trust or other arrangement to which the Company is a party or to or by which it or any of its assets is subject or bound, and (d) pursuant to Section 12(b) of the Registration Rights Agreement, does not require the approval, consent or waiver of or by any shareholder, registration rights holder or other third party which approval, consent or waiver has not been obtained as of the date of issuance of this Warrant.

5. MISCELLANEOUS.

(a) Automatic Conversion upon Expiration. In the event that, upon the Expiration Date, the Fair Market Value of one Share (or other security issuable upon the exercise hereof) as determined in accordance with Section 2(c) above is greater than the Exercise Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be converted pursuant to Section 2(b) above as to all Shares (or such other securities) for which it shall not previously have been exercised or converted, and the Company shall promptly deliver a certificate representing the Shares (or such other securities) issued upon such conversion to the Holder.

(b) Legends. This Warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

(c) Compliance with Securities Laws on Transfer. This Warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters). The Company shall not require Holder to provide an opinion of counsel if the transfer is to an affiliate of Holder or if (a) there is no material question as to the availability of current information as referenced in Rule 144(c), (b) Holder represents that it has complied with Rule 144(d) and (e) in reasonable detail, (c) the selling broker represents that it has complied with Rule 144(f), and (d) the Company is provided with a copy of Holder’s notice of proposed sale.

(d) Transfer Procedure. Subject to the provisions of Section 5(c), Holder may transfer all or part of this Warrant and/or the Shares issuable upon exercise of this Warrant (or the securities issuable, directly or indirectly, upon conversion of the Shares, if any) at any time to ATEL Venture Fund, LLC, or to any other affiliate of Holder, or to any other transferee by giving the Company notice of the portion of the Warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this Warrant to the Company for reissuance to the transferee(s) (and Holder if applicable).

(e) Notices. All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally or sent by electronic facsimile transmission, express overnight courier service, or mailed by first-class registered or certified mail, postage prepaid, at such address as may have been furnished to the

Company or the Holder, as the case may be, in writing by the Company or such holder from time to time, but in all cases, unless instructed in writing otherwise, the Company shall deliver a copy of all notices to Holder at 600 California Street, 6th Floor, San Francisco CA 94108, Attention: General Counsel.

(f) Waiver. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

(g) Remedies. In the event of any default hereunder, the non-defaulting party may proceed to protect and enforce its rights either by suit in equity and/or by action at law, including but not limited to an action for damages as a result of any such default, and/or an action for specific performance for any default where Holder will not have an adequate remedy at law and where damages will not be readily ascertainable. The Company expressly agrees that it shall not oppose an application by the Holder or any other person entitled to the benefit of this Warrant requiring specific performance of any or all provisions hereof or enjoining the Company from continuing to commit any such breach of this Warrant.

(h) Attorneys Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

(i) Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its principles regarding conflicts of law.

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IN WITNESS WHEREOF, the Company has caused this Warrant to Purchase Preferred Stock to be executed by its duly authorized representative as of the date first above written.

COMPANY
RUBICON TECHNOLOGY, INC.

By:	/s/ David P. Aniol
Name:	D.P. Aniol
Title:	CFO

HOLDER
ATEL VENTURES, INC.

By:	/s/ Peritosh K. Choksi
Name:	Peritosh K. Choksi
Title:	Executive Vice President

APPENDIX 1

NOTICE OF EXERCISE

1. The undersigned hereby elects to purchase                      shares of the                      stock of                              pursuant to Section 2(a) of the attached Warrant, and tenders herewith payment of the Exercise Price of such shares in full.

1. The undersigned hereby elects to convert the attached Warrant into Shares in the manner specified in Section 2(b) of the attached Warrant. This conversion is exercised with respect to                      of shares of the                                  Stock of                     .

[Strike paragraph that does not apply.]

2. Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)

3. The undersigned represents it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.

(Date)	(Signature)